**FIRST AMENDMENT TO THE**
**LIMITED LIABILITY COMPANY OPERATING AGREEMENT**
**OF LAKE ROAD GENERATING COMPANY, LLC**

This First Amendment to the Limited Liability Company Operating Agreement (this "Amendment") of Lake Road Generating Company, LLC, a Delaware limited liability company (the "Company"), is entered into effective as of December 30, 2015 (the "Effective Date"), by and between Lake Road Holdings LP, LLC, a Delaware limited liability company ("Lake LP") and Dynegy Resources Generating Holdco, LLC ("Dynegy Generating" and, together with Lake LP, the "Members").

WHEREAS, Lake LP and Lake Road Holdings GP, a Delaware limited liability company ("Lake GP") entered into that certain Limited Liability Company Operating Agreement of the Company dated December 30, 2015 (the "LLC Agreement");

WHEREAS, immediately prior to the Merger (as defined below), Lake LP and Lake GP together owned all of the issued and outstanding membership interests of the Company;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Lake GP and Dynegy Generating, and the filing of the certificate of merger in connection therewith with the Secretary of State of the State of Delaware, Lake GP merged with and into Dynegy Generating, with Dynegy Generating as the surviving entity of such transaction (the "Merger"); and

WHEREAS, following the Merger, the Members own all of the issued and outstanding membership interests of the Company, and desire to amend the LLC Agreement in accordance with the terms of this amendment to reflect the current ownership of the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

1. Amendment. The LLC Agreement shall be amended effective as of the Effective Date in the manner provided in this Section 1.

(a) Each reference to "Lake Road Holdings GP, LLC" in the LLC Agreement is hereby deleted in its entirety and replaced with "Dynegy Resources Generating Holdco, LLC".

(b) Each reference to "Lake GP" is hereby deleted in its entirety and replaced with "Dynegy Generating".

(c) Schedule B is hereby replaced with the Schedule B attached hereto.

2. Miscellaneous.

(a) Ratification and Confirmation. Except as expressly amended by this Amendment, all other terms and provisions of the LLC Agreement shall remain in full force and effect.

(b) Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(c) Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not have any significance in the interpretation of this Amendment.

(d) Entire Agreement. This Amendment and the documents referred to herein set forth the entire understanding and agreement of the parties hereto regarding the subject matter hereof and supersede and replace all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.

**[*Signature Page Follows*]**

This Amendment was adopted effective as of the Effective Date first written above.

**DYNEGY RESOURCES GENERATING HOLDCO, LLC**

By: ____________________________
Name: Heidi D. Lewis
Title: Vice President, Group General Counsel and Assistant Secretary

**LAKE ROAD HOLDINGS LP, LLC**

By: ____________________________
Name: Heidi D. Lewis
Title: Vice President, Group General Counsel and Assistant Secretary

**Schedule B**

**Members**

| Name | Mailing Address |
| --- | --- |
| Dynegy Resources Generating Holdco, LLC | 601 Travis Street, Suite 1400<br>Houston, Texas 77002 |
| Lake Road Holdings LP, LLC | 601 Travis Street, Suite 1400<br>Houston, Texas 77002 |